                                                                      EXHIBIT 11

                 MIRAGE RESORTS, INCORPORATED AND SUBSIDIARIES
              COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK

                                                                              YEAR ENDED DECEMBER 31
                                                                 ------------------------------------------------
                                                                       1994           1993 (A)        1992 (A)
                                                                 ----------------  --------------  --------------
Weighted-average shares outstanding............................        90,873,657      77,790,406      65,341,820
Common stock equivalents (b)...................................         3,821,379       5,619,005       4,607,195
                                                                 ----------------  --------------  --------------
Weighted-average shares outstanding and common stock
 equivalents used in the computation of primary earnings per
 share.........................................................        94,695,036      83,409,411      69,949,015
Additional shares for fully diluted calculation (c)............            98,686       1,544,679       2,069,145
                                                                 ----------------  --------------  --------------
Total shares outstanding assuming full dilution................        94,793,722      84,954,090      72,018,160
                                                                 ----------------  --------------  --------------
                                                                 ----------------  --------------  --------------
Net income.....................................................  $    114,324,000  $   29,232,000  $   28,419,000
                                                                 ----------------  --------------  --------------
                                                                 ----------------  --------------  --------------
Primary earnings per share.....................................  $           1.21  $         0.35  $         0.41
                                                                 ----------------  --------------  --------------
                                                                 ----------------  --------------  --------------
Fully diluted earnings per share...............................  $           1.21  $         0.34  $         0.39
                                                                 ----------------  --------------  --------------
                                                                 ----------------  --------------  --------------

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(a)  The  1993 and 1992 share and option data has been adjusted retroactively to give effect to the five-for-two split of the Registrant's common stock effective October 15, 1993.

(b) Shares issuable upon the assumed exercise of dilutive stock options, less the number of treasury shares assumed to be purchased, at average market price, from the proceeds of such exercises.

(c) Increase in net shares assumed to be issued upon the exercise of dilutive stock options, based on the use of period-end market price in the calculation of treasury shares assumed to be purchased.
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